EXHIBIT 10.22

CENTRUE FINANCIAL CORPORATION
2015 STOCK COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

Restricted Stock Units are hereby awarded effective May 10, 2016 (the “Grant Date”), by Centrue Financial Corporation (the “Company”) to ________ (the “Grantee”) in accordance with the following terms and conditions:

1.RSU Award. The Company hereby awards to the Grantee ____ Restricted Stock Units (“RSUs”) pursuant to the Centrue Financial Corporation 2015 Stock Compensation Plan, as the same may be amended from time to time (the “Plan”). Each RSU represents the right to receive one share of common stock of the Company (“Common Stock”), upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth in this Restricted Stock Agreement (the “Agreement”). A copy of the Plan, as currently in effect, has been provided to the Grantee and is incorporated herein by reference and is attached hereto. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2.Restricted Stock Vesting Period. During the period commencing on the date of this Agreement and terminating on May 10, 2019 (the “Restricted Stock Vesting Period”), RSUs in which the Grantee has not become vested may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Grantee, except in the event of the death of the Grantee or by will or the laws of descent and distribution.

Provided the Grantee does not commit an act that would result in the forfeiture of RSUs as provided in this Section or terminate employment or, in the case of a director, terminate service on the Company’s Board of Directors (the “Board”), in a manner that would result in a forfeiture of RSUs pursuant to Section 3 of this Agreement, Grantee shall become vested in the RSUs in accordance with the following schedule:

_____ RSUs on May 10, 2018.

_____ RSUs on May 10, 2019.

The Board shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any RSUs or to remove any or all of such restrictions, whenever the Board may determine that such action is appropriate by reason of changes in applicable tax or other laws, changes in circumstances occurring after the commencement of the Restricted Stock Vesting Period, or for any other reason.

3.The Company, subject to the approval of the Board, shall only deliver Shares of Common Stock (“Shares”) to the Grantee if the vesting date in the above schedule occur without the Grantee forfeiting Shares pursuant to this Agreement, except in the event the Shares otherwise became vested pursuant to this Section or Section 7, in which case the Company, subject to the approval of the Board, shall deliver the Shares to the Grantee upon such other vesting event (e.g., a Change in Control). In all cases under this Agreement, the Company’s obligation to make a distribution to Grantee of Shares shall require the approval of the Board in its sole and absolute discretion, at the time of the distribution. If the Board does not approve such issuance, the Company shall pay Grantee cash compensation equal to the value of the Shares that have vested within sixty (60) days of the date the Shares vested.

EXHIBIT 10.22

4.Execution of this Agreement. This Agreement is contingent upon the Grantee’s execution and delivery of this Agreement on or before the effective date of the Agreement and Grantee’s failure to execute and deliver this Agreement will result in the revocation of this Agreement and the award hereunder.

5. Certificates for the Shares. The Company shall issue certificate(s) for the Shares in book entry form in the name of the Grantee. Such certificates shall bear the following legend:

“The transferability of this certificate and the Shares of stock represented hereby are subject to the terms and conditions contained in the Centrue Financial Corporation 2015 Stock Compensation Plan. Copies of the Plan are on file in the office of the Secretary of the Company, 122 W Madison St, Ottawa, IL 61350-5006.”

6.Grantee’s Rights. With respect to the RSUs the Grantee shall not have any rights of a stockholder, including, but not limited to, the right to receive any dividends paid on the Company’s Common Stock and the right to vote such Shares related to RSUs, prior to Shares being issued to the Grantee.

7.Delivery of Shares. Subject to the Board’s approval as described in Section 3, upon the expiration of the Restricted Stock Vesting Period, the Company shall deliver to the Grantee (or in the case of a deceased Grantee, to his legal representative) the certificate in respect of such Shares, unless the Shares have been issued in book entry form. In either case, at such time, the Shares shall be free of the restrictions referred to in Section 2 above, and such certificate shall not bear the legend provided for in Section 5 above.

8.Effect of Change in Control. In the event of a Change in Control of the Company, as defined in the Plan, Grantee shall, immediately following the effective date of the Change in Control, become fully vested in all RSUs subject to this Agreement.

9.Plan and Plan Interpretations as Controlling. The RSUs hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any questions arising hereunder or under the Plan.

10.Grantee Service. Nothing in this Agreement shall limit the right of the Company or any of its Subsidiaries to terminate the Grantee’s employment (which is at-will employment), or otherwise impose upon the Company or any of its Subsidiaries any obligation to employ or accept the services of the Grantee. Grantee is a terminable, at-will employee of the Company or one of its Subsidiaries.

11.Withholding Tax. The Grantee may pay cash to cover applicable withholding and employment taxes or the Company may withhold from any payment or distribution made under the Plan sufficient Shares or cash to cover any applicable withholding and employment taxes, pursuant to the Grantee’s election as set forth in Exhibit A to this Agreement. Any fraction of a share of Common Stock required to satisfy such tax obligations shall also be reduced.

12.Securities Representations. The grant of the Shares of Common Stock shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which such Shares may then be listed. As a condition to the issuance of Shares, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to

EXHIBIT 10.22

evidence compliance with any applicable law or regulation. The Shares are being issued by the Company to the Grantee under this Agreement in reliance upon the following express representations and warranties of the Grantee. The Grantee acknowledges, represents and warrants that:

a.
He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this Section.

b.
If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

c.
If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sales of the Shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

13.Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision hereof which may adversely affect the Grantee without the Grantee’s (or his legal representative’s) written consent.

14.Grantee Acceptance. The Grantee shall signify his acceptance of the terms and conditions of this Agreement by signing in the space provided below, including the attached withholding election, and by returning a signed copy hereof to the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of ______________, 2016.

CENTRUE FINANCIAL CORPORATION

By:	________________________________________________________

President

ACCEPTED:

________________________________________________________

Grantee

EXHIBIT 10.22

EXHIBIT A

ELECTION REGARDING WITHHOLDING OF TAXES

The Shares awarded to Grantee pursuant to this Agreement become vested and therefore, subject to income tax as of their date of issuance to the Grantee. Pursuant to the terms of the Plan, the Company may permit a Grantee to elect to have Shares of Common Stock subject to this Agreement withheld in satisfaction of the income and employment tax withholding requirements of applicable federal, state and local law. Grantee shall elect one of the following two alternatives:

☐
I elect to pay all federal, state and local withholding taxes due as a result of the grant of Shares to me. My failure to remit such payment with this election shall constitute a revocation of this election and the Company shall withhold Shares necessary to pay all applicable tax withholding liability as determined by the Company.

☐
I elect to have the Company withhold from the Shares granted pursuant to this Agreement the number of Shares determined by the Company as necessary to pay all federal, state and local withholding taxes due as a result of the grant. I agree that after such withholding, the Company shall pay any fractional share remaining due to me in cash.

Dated: ___________, ______                        ______________________________
Grantee’s Name

EXHIBIT 10.22

EXHIBIT B

On May 10, 2016, the Board of Directors of Centrue Financial Corporation (the “Company”), following the approval and recommendation of its Compensation Committee, approved awards in the aggregate of 33,321 shares of restricted stock units under the 2015 Stock Compensation Plan. The table below sets forth the portion of restricted stock units granted to named executive officers and directors:

Name	Title	Number of Restricted Stock Units
Kurt R. Stevenson	President, Chief Executive Officer and Director	8,747.0096
Daniel R. Kadolph	Executive Vice President, Chief Financial Officer	2,852.8708
John E. Christy	Executive Vice President, Chief Lending Officer	2,792.3146
Dennis O. Battles	Director	598.0861
David J. Butler	Director	598.0861
Bradley E. Cooper*	Director	598.0861
Derek J. Ferber	Director	598.0861
Randall E. Ganim	Director	598.0861
Richard C. Peterson	Director	598.0861
Scott C. Sullivan	Director	598.0861

* Mr. Cooper's restricted stock units have been assigned to Capital Z.

The terms and conditions applicable to the Restricted Stock Units are set forth in the 2015 Stock Compensation Plan Restricted Stock Unit Agreement, the form of which is filed as Exhibit 10.22.